                                                                       EXHIBIT 9



                                VOTING AGREEMENT


       This Voting Agreement ("Agreement"), dated as of December 1, 1996, by and among Gerald McMillan ("G. McMillan"), William H. Griffin, as Trustee of the Morgan Trust (the "Morgan Trust"), Gerard Smith ("Smith"), Gerard Smith as Trustee of the Ashleigh Lynch Smith Irrevocable Trust (the "A.L. Smith Trust"), Gerard Smith as Trustee of the Alyssa Kay Smith Irrevocable Trust (the "A.K. Smith Trust"), Mark A. McMillan ("M. McMillan"), Dr. Richard Troutman ("Troutman"), Drew Congleton ("Congleton") and ErgoBilt, Inc., a Texas corporation (the "Corporation"). The parties hereto, excluding the Corporation, are hereafter sometimes referred to individually as a "Shareholder" or collectively as the "Shareholders".

                                    RECITALS

       A. G. McMillan, the Morgan Trust, Smith, the A.L. Smith Trust and the A.K. Smith Trust each own shares of common stock, par value $0.01, of the Corporation ("Common Stock").

       B. M. McMillan, Troutman and Congleton (collectively, the "BodyBilt Shareholders") presently own all the issued and outstanding stock of BodyBilt Seating, Inc., a Texas corporation ("BodyBilt").

       C. The BodyBilt Shareholders and the Corporation have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of August 19, 1996, pursuant to which BodyBilt will merge into a wholly owned subsidiary of the Corporation (the "Merger"). As partial consideration for the Merger, the BodyBilt Shareholders will receive shares of the Corporation's Common Stock and shares of the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock").

       D. The Merger Agreement contains certain provisions: (i) requiring that Troutman, Congleton and Smith each be elected to serve as members of the Board of Directors (the "Board") of the Corporation for three (3) years; (ii) requiring G. McMillan and Smith to deliver written agreements not to remove them as directors, except for cause; (iii) entitling Troutman to nominate his successor should he resign as a director; (iv) requiring G. McMillan to remain as a director; and (v) requiring that other nominees to the Board be approved by either M. McMillan or Congleton, such approval not being unreasonably withheld.

       E. Troutman has declined to serve as a director and has nominated William Brown Glenn, Jr. ("Glenn"), as his successor.

       F. The parties have determined that, to affirm and clarify the foregoing provisions of the Merger Agreement, it is in their respective best interests to enter into a voting agreement pursuant to Article 2.30.B of the Texas Business Corporation Act (the "Act") obligating each Shareholder to vote his shares of Common Stock and Series A Preferred and any other voting stock (collectively the "Shares") as follows:

       NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and based upon the premises set forth above, the parties agree as follows:

       1. Voting Agreement. Each Shareholder expressly agrees that, during the term of this Agreement, such Shareholder shall, either directly or by proxy, vote any and all Shares now or hereafter acquired by the Shareholder to elect (i) Congleton, G. McMillan, Smith and Glenn (or his successor nominated pursuant to Section 2.4 hereof) to the Board, such that each individual serves as a director commencing immediately following the Closing of the Merger (as such term is defined in the Merger Agreement) and for one-year terms thereafter at each of the 1997, 1998, and 1999 Annual Meetings of Shareholders of the Corporation; and (ii) W. Barton Munro, William Weed and Robert Faust to the Board, such that each individual serves as a director commencing immediately following the Closing of the Merger and for a one-year term thereafter at the 1997 Annual Meeting of Shareholders.

       2.     Additional Covenants.

              2.1. M. McMillan and Congleton approve the nomination and election of the persons named above to serve as members of the Board pursuant to Section 1 hereof.

              2.2. The BodyBilt Shareholders agree that the nomination and election of Glenn to the Board as Troutman's designee shall be deemed to satisfy the obligation to elect Troutman to serve on the Board, as specified in Paragraph 8.9 of the Merger Agreement.

              2.3. G. McMillan, Morgan, Smith, A.K. Smith Trust, and the A.L. Smith Trust agree not to remove Glenn or Congleton as directors of the Corporation during the term of this Agreement, except for cause.

              2.4. Troutman retains the right to nominate a successor to serve as a member of the Board, in the event that Glenn fails to complete three one-year terms, as provided in Section 1 hereof, and the Shareholders agree to vote for such nominee.

              2.5. Notwithstanding Section 2.1 hereof, the obligations of the Shareholders pursuant to Section 1 hereof shall terminate with respect to voting their Shares for the election of Smith in the event of his removal with cause or resignation as President and CEO of the Corporation.

              2.6.   Upon execution and delivery of this Agreement, Paragraph
8.9 of the Merger Agreement shall have no further force or effect. By executing the signature page of this Agreement, BodyBilt shall have consented to the nullification of Paragraph 8.9 of the Merger Agreement as provided for herein in all respects.

       3. Shares Encumbered by Voting Agreement. Each Shareholder agrees that any and all Shares now held or hereinafter acquired and/or held of record or beneficially by the Shareholder during the term of this Agreement, whether acquired as partial consideration for the Merger, or by way of purchase, assignment, stock dividend, stock split, operation of law, stock bonuses, or stock option plans, shall be deemed subject to and restricted by this Agreement.

       4. Term. The term of this Agreement shall be deemed to have commenced as of the date first set forth above and shall continue until the commencement of the 2000 Annual Meeting of Shareholders of the Corporation. The provisions of Paragraph 2.5 above shall survive the termination of this Agreement. In the event the Merger does not close on or prior to March 20, 1997 at 5:00 p.m., then this Agreement shall terminate automatically and shall be of no further force and effect.

       5.     Miscellaneous.

              5.1. Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by Federal Express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                            Gerald McMillan
                            6331 Pineview
                            Dallas, Texas 75248

                            William H. Griffin, Trustee
                            The Morgan Trust
                            c/o King Burns & Company, P.C.
                            14160 Dallas Parkway, Ninth Floor
                            Dallas, Texas 75240

                            Gerard Smith
                            The A.L. Smith Trust
                            The A.K. Smith Trust
                            3605 Harvard Avenue
                            Dallas, Texas 75205

                            Mark A. McMillan
                            2506 River Forest
                            Bryan, Texas 77802
                            Dr. Richard Troutman
                            10225 Collins Avenue
                            Bal Harbour, Florida 33154

                            Drew Congleton
                            2815 Monzano Circle
                            College Station, Texas 77845

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or (b) three (3) business days after being sent, if sent by registered or certified mail.
              5.2.   Arbitration, Venue, and Binding Effect

                     5.2.1 Arbitration. Any dispute, controversy or claim between or among the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Paragraph 5.2. Any arbitration pursuant to this Paragraph 5.2 shall be conducted by a single arbitrator appointed by the Houston, Texas, office of the American Arbitration Association upon the request of a party. The arbitrator shall have a minimum of five (5) years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each party shall pay such party's own costs and expenses in connection with any such arbitration, and the participating parties shall pay that portion of the fees and expenses of the arbitrator equal to the percentage that the number of shares held by a party bears to the total number of Shares held by all the parties participating in the proceedings.

                     5.2.2 Venue/Binding Effect. The parties agree that any such arbitration will occur in Bryan, Texas, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by any party in any court.

              5.3. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors. It is expressly intended that this Agreement be specifically enforceable only against the Shareholders and not against any subsequent purchaser or transferee of the Shares.

              5.4. Entire Agreement; Amendments; Attachments. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings among such parties. If the provisions of any other agreement or document are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

              5.5. Legal Fees. In the event legal proceedings are commenced by a party against any other party in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party or parties in such proceedings.

              5.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

              5.7. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

              5.8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

              5.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

       IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of and on the date first above written.


                                      /s/ GERALD MCMILLAN
                                      ------------------------------------------
                                      Gerald McMillan


                                      /s/ WILLIAM H. GRIFFIN
                                      ------------------------------------------
                                      William H. Griffin, as Trustee of the
                                      Morgan Trust


                                      /s/ GERARD SMITH
                                      ------------------------------------------
                                      Gerard Smith


                                      /s/ GERARD SMITH
                                      ------------------------------------------
                                      Gerard Smith as Trustee of the Ashleigh
                                      Lynch Smith Irrevocable Trust dated as of
                                      June 1, 1996


                                      /s/ GERARD SMITH
                                      ------------------------------------------
                                      Gerard Smith as Trustee of the Alyssa Kay
                                      Smith Irrevocable Trust dated as of
                                      June 1, 1996

                                      /s/ MARK A. MCMILLAN
                                      ------------------------------------------
                                      Mark A. McMillan


                                      /s/ DR. RICHARD TROUTMAN
                                      ------------------------------------------
                                      Dr. Richard Troutman


                                      /s/ DREW CONGLETON
                                      ------------------------------------------
                                      Drew Congleton


                                      ErgoBilt, Inc.


                                      By: /s/ GERARD SMITH
                                          --------------------------------------
                                          Gerard Smith, President

Consent of BodyBilt:

BodyBilt Seating, Inc.


By: /s/ MARK A. MCMILLAN
    ------------------------------
    Mark A. McMillan, President

                       CONSENT OF SPOUSES OF SHAREHOLDERS
                           TO TERMS AND CONDITIONS OF
                                VOTING AGREEMENT
                                 ERGOBILT, INC.


       The undersigned, being the spouse of ______________________________, a
"Shareholder" or prospective Shareholder of ErgoBilt, Inc. in that certain Voting Agreement ("Agreement") with respect to the shares of ErgoBilt, Inc. now or hereafter owned by said Shareholder, hereby acknowledges and agrees that:

              1. I have read and understand or had explained to me the terms and conditions of the Agreement; and

              2. I understand that my spouse has agreed to vote his shares of ErgoBilt, Inc. in accordance with the provisions of the Agreement; and

              3. I hereby consent to the transactions described in the Agreement.



Dated:  December ___, 1996
                                           -------------------------------------
                                           Printed Name:
                                                          ----------------------

                                           Shareholder's Name:
                                                                ----------------